EXHIBIT 15.1

October 9, 2003

DTE Energy Company
Detroit, Michigan

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim condensed consolidated financial information of DTE Energy Company and subsidiaries for the periods ended March 31, 2003 and 2002 and June 30, 2003 and 2002, as indicated in our reports dated May 2, 2003 and August 14, 2003, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which are included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003, are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or reports prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Detroit, Michigan

/s/ Deloitte & Touche